RESTRICTED STOCK UNIT AWARD AGREEMENT
PURSUANT TO
THE AES CORPORATION 2003 LONG TERM COMPENSATION PLAN
The AES Corporation, a Delaware corporation (the “Company”), grants to the Employee named below, pursuant to The AES Corporation 2003 Long Term Compensation Plan, as amended (the “Plan”), and this Restricted Stock Unit Award Agreement (this “Agreement”), this Award of Restricted Stock Units (“RSUs”) upon the terms and conditions set forth herein. Capitalized terms not otherwise defined herein will each have the meaning assigned to them in the Plan.

1.	This Award of RSUs is subject to all terms and conditions of this Agreement and the Plan, the terms of which are incorporated herein by reference:

Name of Employee:

Fidelity System ID:

Grant Date:

Grant Price:

Total Number of RSUs Granted:

2.	Each RSU represents a right to receive one Share on the appropriate Vesting Date (as defined below) in accordance with the terms of this Agreement.

3.
Unless otherwise determined by the Committee, each RSU shall also represent a right to receive an additional amount, payable in cash, equal to the accumulated cash dividends paid by the Company on the RSU between the Grant Date and the Vesting Date (as defined below) for the RSU. The additional dividend amounts that are accumulated subject to an RSU will be subject to the same terms and conditions (including, without limitation, any applicable vesting requirements and forfeiture provisions) as the RSU to which they relate under the Award. Any payment due to the Employee under this Agreement shall be made promptly following the date the RSUs vest under paragraph 4 or 5 of this Agreement, but in no event later than March 15th of the calendar year following the calendar year in which the RSUs vest.

4.	An RSU (i) carries no voting rights and (ii) the holder will not have any shareholder rights, unless the vesting conditions of the RSU are met and the RSU is paid out with Shares.

5.
This Award of RSUs will vest, in accordance with and subject to the terms of this Agreement, in three equal installments on February 21, 2015, February 21, 2016, and February 21, 2017 (each a “Vesting Date”) provided, however, that if:

(A)
the Employee Separates from Service prior to the applicable Vesting Date by reason of the Employee’s death or a Separation from Service on account of Disability, all RSUs that have not previously vested shall vest and be paid to the Employee; and

(B)
if the Employee Separates from Service prior to the applicable Vesting Date for any reason, including, but not limited to, voluntarily by the Employee, on account of Retirement, or by reason of a Separation from Service by the Company with or without cause (other than by reason of death or Disability), all RSUs that have not previously vested shall be immediately cancelled and forfeited without payment or further obligation by the Company or any Affiliate.

6.
In the event that a Change of Control occurs prior to the applicable Vesting Date, if the RSUs described herein have not already been previously forfeited or cancelled, such RSUs will become fully vested contemporaneous with the completion of the Change of Control; provided, however, that in connection with a Change in Control, payment of any obligation payable pursuant to the preceding sentence may be made in cash of equivalent value and/or securities or other property in the Committee’s discretion.

7.
It is intended that under current U.S. federal income tax laws, the Employee will not be subject to income tax unless and until Shares and/or cash are delivered to the Employee on the Vesting Date, at which time the Fair Market Value of the Shares and/or cash will be reportable as ordinary income, and subject to income tax withholding as well as social security and Medicare (FICA) taxes. The Employee must pay all applicable federal and state income and employment withholding taxes when due in such manner as approved by the Committee or Plan Administrator. The Employee should consult his or her personal advisor to determine the effect of this Award of RSUs on his or her own tax situation.

8.
Notices hereunder and under the Plan, if to the Company, will be delivered to the Plan Administrator (as so designated by the Company) or mailed to the Company’s principal office, 4300 Wilson Boulevard, Arlington, VA 22203, attention of the Plan Administrator, or, if to the Employee, will be delivered to the Employee, which may include electronic delivery, or mailed to his or her address as the same appears on the records of the Company.

9.
All decisions and interpretations made by the Board of Directors or the Committee with regard to any question arising hereunder or under the Plan will be binding and conclusive on all persons. Unless otherwise specifically provided herein, in the event of any inconsistency between the terms of this Agreement and the Plan, the Plan will govern.

10.
By accepting this Award of RSUs, the Employee acknowledges receipt of a copy of the Plan and the prospectus relating to this Award of RSUs, and agrees to be bound by the terms and conditions set forth in this Agreement and the Plan, as in effect and/or amended from time to time.

The Employee further acknowledges that the Plan and related documents, which may include the Plan prospectus, may be delivered electronically. Such means of delivery may include the delivery of a link to a Company intranet site or the internet site of a third party involved in administering the Plan, the delivery of the documents via e-mail or CD-ROM or such other delivery determined at the Plan Administrator’s discretion. The Employee acknowledges that the Employee may receive from the Company a paper copy of any documents delivered electronically at no cost if the Employee contacts the Human Resources department of the Company by telephone at (703) 682-6553 or by mail to 4300 Wilson Boulevard, Suite 1100, Arlington, Virginia 22203. The

Employee further acknowledges that the Employee will be provided with a paper copy of any documents delivered electronically if electronic delivery fails.

11.
This Award is intended to be excepted from coverage under Section 409A of the Code and shall be administered, interpreted and construed accordingly. The Employee shall have no right to designate the date of any payment under this Agreement. Each payment under this Agreement is intended to be excepted under the short-term deferral exception as specified in Treas. Reg. § 1.409A-1(b)(4). The Company may, in its sole discretion and without the Employee’s consent, modify or amend the terms and conditions of this Award, impose conditions on the timing and effectiveness of the issuance of the Shares, or take any other action it deems necessary or advisable, to cause this Award to comply with Section 409A of the Code (or an exception thereto). Notwithstanding, the Employee recognizes and acknowledges that Section 409A of the Code may impose upon the Employee certain taxes or interest charges for which the Employee is and shall remain solely responsible.

12.
Notwithstanding any other provisions in this Agreement, any RSUs subject to recovery under any law, government regulation, stock exchange listing requirement, or Company policy, shall be subject to such deductions, recoupment and clawback as may be required to be made pursuant to such law, government regulation, stock exchange listing requirement or Company policy.

13.	This Agreement will be governed by the laws of the State of Delaware without giving effect to its choice of law provisions.
The AES CORPORATION
By:
Tish Mendoza
Vice President, Human Resources and Internal Communications